    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1999

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        ALGOS PHARMACEUTICAL CORPORATION
                     (EXACT NAME OF REGISTRANT AS SPECIFIED
                                 IN ITS CHARTER)

                                    DELAWARE
                         (State or other Jurisdiction of
                         incorporation or organization)

                                   22-3142274
                    (I.R.S. Employer Identification Number)

                                ----------------

                               1333 CAMPUS PARKWAY
                         NEPTUNE, NEW JERSEY 07753-6815
                                 (732) 938-5959
                    (Address of principal executive offices)

                                ----------------

                                  JOHN W. LYLE
                        ALGOS PHARMACEUTICAL CORPORATION
                               1333 CAMPUS PARKWAY
                         NEPTUNE, NEW JERSEY 07753-6815
                                 (732) 938-5959
            (Name, address, including zip code, and telephone number,
                   including area code, of Agent for Service)

                                ----------------

                                    Copy to:
                              RAYMOND Y. LIN, ESQ.
                                LATHAM & WATKINS
                          885 THIRD AVENUE, SUITE 1000
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1200

                                ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                                         PROPOSED MAXIMUM
                                                      PROPOSED MAXIMUM      AGGREGATE          AMOUNT OF
                                       AMOUNT TO BE    OFFERING PRICE       OFFERING         REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED    REGISTERED      PER SHARE(1)        PRICE(1)              FEE
---------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
   share.............................   3,200,000        $30.9375          $99,000,000        $27,522.00
=========================================================================================================

(1) For purposes of computing the registration fee only. Pursuant to Rule 457(c), the proposed maximum offering price per share is based on $30.9375 representing the average of the high and low prices for Algos common stock reported on the composite tape for the Nasdaq National Market on March 3, 1999.

------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                       ii






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


                  Subject to Completion, Dated March 10, 1999

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                    3,200,000
                        ALGOS PHARMACEUTICAL CORPORATION
                                  Common Stock

   This prospectus relates to an aggregate offering of up to 3,200,000 shares of common stock, $.01 par value per share of Algos Pharmaceutical Corporation.
We are filing this registration statement pursuant to the terms of a purchase and registration rights agreement we entered into on November 9, 1998 with Biotech Target S.A., a Panamanian Corporation, and pursuant to a stockholders' agreement that we entered into in 1994 with the parties listed on Schedules A and B thereto which granted certain registration rights to such parties. The shares of common stock may be offered and sold from time to time by the security holders of Algos listed under the caption "Selling Security Holders" or who are referenced in a supplement or amendment to this prospectus.

   The shares offered were acquired by the selling security holders in transactions exempt from registration under the Securities Act of 1933, as amended and applicable state securities laws.

   You should read this prospectus and any prospectus supplements carefully before you invest.

   Our common stock is listed on the Nasdaq National Market under the symbol "ALGO." On March 3, 1999, the last reported sales price of our common stock on the Nasdaq National Market was $31.00 per share.

   This investment involves risks. See the "Risk Factors" section beginning on page 5.

                                ----------------


   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   See "Plan of Distribution" for a description of the manner of offer and sale by the selling security holders.

                  The date of this prospectus is March __, 1999

   WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THEIR RESPECTIVE DATES, EVEN THOUGH THIS PROSPECTUS OR A SUPPLEMENT IS DELIVERED OR SECURITIES ARE SOLD ON A LATER DATE.

                                ----------------


                                       iv






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


                              ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, the selling security holders may sell any combination of the common stock and shares issuable upon the exercise of the warrants described in this prospectus in one or more offerings up to an aggregate offering of 3,200,000 shares of common stock. We are filing this registration statement pursuant to the terms of a purchase agreement we entered into on November 9, 1998 with Biotech Target S.A., a Panamanian Corporation. Under that agreement, Biotech purchased 1,000,000 shares of Algos common stock and a warrant to purchase 250,000 shares of Algos common stock and received registration rights with respect to such shares. See the "Private Placement" section beginning on page 4. In addition, pursuant to the terms of a stockholders' agreement that we entered into in 1994 with the parties listed on Schedules A and B thereto which granted certain registration rights to such parties, such parties have elected to include their shares of Algos common stock in this registration statement in the amounts set forth in the "Selling Security Holders" section beginning on page 12.

   This prospectus provides you with a general description of the securities the selling security holders may offer. Each time the selling security holders sell securities, the selling security holders will provide a prospectus and, if the information contained herein regarding such transaction is no longer accurate, a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, if applicable, together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

   Algos files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC through its Electronic Data Gathering, Analysis and Retrieval System. The SEC's website is located at http://www.sec.gov.

   WE HAVE FILED A REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART AND RELATED EXHIBITS WITH THE SEC UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE REGISTRATION STATEMENT CONTAINS ADDITIONAL INFORMATION ABOUT US AND THE SECURITIES. YOU MAY INSPECT THE REGISTRATION STATEMENT AND EXHIBITS WITHOUT CHARGE AT THE OFFICE OF THE SEC AT 450 FIFTH STREET, N.W., JUDICIARY PLAZA, WASHINGTON, D.C. 20549, AND YOU MAY OBTAIN COPIES FROM THE SEC AT PRESCRIBED RATES.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

        Annual Report of Algos on Form 10-K for the year ended December 31,
        1997;

        Quarterly Reports of Algos on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

        The description of Algos common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), contained in its Registration Statement on Form S-1 filed with the SEC on May 22, 1996 and as amended by Forms S-1A filed on August 30, 1996, September 6, 1996, September 17, 1996, and September 25, 1996; and

        All other reports and other documents filed by Algos with the SEC since December 31, 1997, pursuant to Section 13(a) or 13(d) of the Exchange Act.

   All documents subsequently filed by Algos with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents.

   To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Algos Pharmaceutical Corporation, 1333 Campus Parkway, Neptune, New Jersey 07753-6815, Attention: Investor Relations (732) 938-5959.

   You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling security holders may only use this prospectus to sell securities if it is accompanied by a prospectus supplement to the extent one is required. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                           FORWARD-LOOKING STATEMENTS

   Some of the information included and incorporated by reference in this prospectus contains "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements that are preceded by, followed by, or that include the words "believes," "anticipates," "plans," "expects," or similar expressions and statements about Algos' development and commercialization schedule and future use of funds are forward-looking statements. Many of the factors that will determine Algos' future results are beyond the ability of Algos to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. You should not rely on any forward-looking statement. Algos undertakes no obligations to update any forward-looking statements whether as a result of new information, future events or otherwise. Important factors that may affect Algos' future results include, but are not limited to: uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; the availability of future financing; and reimbursement policies of government and private health insurers and others. You should evaluate any statement contained herein in light of these important factors.
We caution you not to place undue reliance on forward-looking statements.

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                                   THE COMPANY

   Algos Pharmaceutical Corporation is developing a new class of proprietary analgesic and anesthetic drugs for managing moderate-to-severe pain, based on an understanding of the intracellular mechanisms controlling pain perception.

   The first applications of Algos' technology are superior N-methyl-D-aspartate ("NMDA")-enhanced analgesics and anesthetics. These drugs combine existing analgesics and anesthetics with an NMDA-receptor antagonist drug that has already been approved for human use in other applications. Independent research and Algos' pre-clinical studies and clinical trials conducted to date have shown that these products may provide significantly superior pain relief compared to currently available analgesics and anesthetics, including narcotic drugs such as morphine, hydrocodone and oxycodone and anesthetic drugs such as lidocaine. In addition, Algos is using its NMDA-receptor antagonist technology to develop other products, including (i) an intranasal treatment product for migraine and
(ii) addiction treatment products.

   The United States market for moderate-to-severe pain reached $1.8 billion in 1998. MorphiDex'TM' will compete in the strong opioid segment of this market which has grown at the rate of 35% in dollars annually over the past three years and is expected to approach $1 billion in sales in 1999.

   Algos filed a New Drug Application with the United States Food and Drug Administration for its lead product, MorphiDex'TM', on August 19, 1998. This filing was made pursuant to the Prescription Drug User Fee Act. Under this act, the Food and Drug Administration must review and act on the MorphiDex'TM' New Drug Application within 12 months of filing. MorphiDex'TM' is a patented combination of morphine and the NMDA-receptor antagonist dextromethorphan. The New Drug Application consists of data covering 2,200 patients in 14 double-blind, single-dose and multiple-dose studies.

   In addition to MorphiDex'TM', Algos or its development partner has a number of other products in the pipeline. Products that have reached Phase II or Phase III clinical trials or are scheduled to commence Phase II or Phase III clinical trials in 1999 include:

           narcotic analgesic/NMDA-receptor antagonist combination products: (1) HydrocoDex'TM', expected to be used primarily to treat moderate-to-moderately severe post-operative pain, trauma pain, and chronic pain conditions and (2) OxycoDex'TM', expected to be used primarily to treat moderate-to-moderately severe pain;

           an oral neuropathic pain product consisting of an NMDA-receptor antagonist in combination with a potentially synergistic drug;

           anesthetic/NMDA-receptor antagonist combination products: (1) LidoDex NS'TM', an intranasal formulation of lidocaine and an NMDA-receptor antagonist for the treatment of migraine headaches, to be developed in collaboration with Interneuron Pharmaceuticals, Inc. and (2) LidoDex IED'TM', an injectible local anesthetic/NMDA-receptor antagonist combination product intended to provide fast onset and extended duration of effect for use in in-patient and out-patient surgeries;

           non-narcotic analgesic/NMDA-receptor antagonist combination products licensed to McNeil Consumer Products Company: (1) a combination product consisting of an NMDA-receptor antagonist and acetaminophen and (2) a combination product consisting of an NMDA-receptor antagonist and an over-the-counter non-steroidal anti-inflammatory drug ("NSAID"); and

           addiction treatment products including treatments for: (1) opiate addiction, which Algos is developing in collaboration with the National Institute on Drug Abuse and (2) nicotine addiction.

   Algos is evaluating other applications of its proprietary NMDA-receptor antagonist technology and may choose to advance such additional products to clinical development. In addition, Algos may develop other platform

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technologies for the management of pain. Algos' drug development program is based upon a continuous review of clinical results, newly published scientific papers, the possibility of joint development or research arrangements with research institutes or commercial organizations, the availability of resources, including acceptable third party clinical facilities, and available funds. Finally, based on clinical results, marketing studies or other factors, Algos may elect to delay, modify, or suspend the development of any of its products in clinical development.

   Algos' goal is to become the leading company in the management of moderate-to-severe pain. Algos intends to achieve this goal by:

     introducing superior proprietary products;

     minimizing development time, cost and risk;

     leveraging its proprietary technology across multiple product opportunities;

     outsourcing to efficiently deploy resources; and

     maximizing market penetration and margin potential through a combination of Algos direct sales and strategic alliances.

   Algos believes that its analgesic and anesthetic products can be developed cost effectively because: (i) the products combine existing drugs with extensive clinical safety profiles and (ii) clinical trials for new analgesics and anesthetics are less costly and quicker to conduct than clinical trials for many other pharmaceutical product categories.

   Algos believes that the markets in which it intends to compete offer attractive opportunities. Favorable factors in the target analgesic markets include:

     high growth rates partially attributable to an increase in chronic pain due to the aging of the population;

     heightened physician awareness of the benefits of effective pain treatment including reductions in healing and recovery time;

     generally concentrated distribution channels that permit more cost-effective selling and marketing;

     higher profit margins from branded proprietary products; and

     the potential for rapid acceptance of new pain management pharmaceuticals by members of the medical profession.

   In the United States, Algos has nine issued patents, two patent applications which have received a notice of allowance and eight pending patent applications. This patent estate covers method and composition for NMDA-enhanced analgesics and anesthetics. In addition, forty foreign patent applications are pending.

   Algos was incorporated in Delaware in 1992. Its executive offices are located at 1333 Campus Parkway, Neptune, New Jersey 07753-6815, and its telephone number is (732) 938-5959.

                                PRIVATE PLACEMENT

   On November 9, 1998, Algos entered into a purchase agreement with Biotech Target S.A., a Panamanian Corporation pursuant to which Biotech purchased 1,000,000 shares of

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Algos common stock and a warrant to purchase 250,000 shares of Algos common stock at an initial exercise price of $25.00 per share for an aggregate purchase price of $25.0 million. The warrant may be exercised by Biotech after November 9, 1999. Under the terms of the Agreement, Algos agreed to register the resales of shares of common stock purchased by Biotech. In addition, Algos agreed to register the resale of the shares of common stock issuable upon exercise of the warrant by November 9, 1999. Pursuant to such agreements Algos is filing this registration statement. In connection with such registrations, Algos also agreed to indemnify Biotech from liability caused by any untrue statements of material fact or the failure to state a material fact in this registration statement.

                                  RISK FACTORS

   Algos operates in a rapidly changing environment that involves a number of risks that may significantly affect Algos' results, some of which are beyond Algos' control. The following discussion highlights some of these risks, and others are discussed elsewhere herein and in other documents filed by Algos with the Securities and Exchange Commission.

DEVELOPMENT STAGE OF ALGOS; CONTINUING LOSSES; UNCERTAINTY OF FUTURE
PROFITABILITY

   Since its formation in January 1992, Algos has been engaged primarily in organizational and start-up activities, conducting research and development programs, recruiting officers and key scientists, and negotiating and consummating technology licensing and research agreements. Algos has no revenues from product sales and no history of commercial manufacturing or marketing. To date, substantially all of its funding has been provided by contributions of capital made by its founders, sales of its stock and payments under the license agreement dated June 26, 1996 with McNeil Consumer Products Company (the "McNeil License Agreement"). See "Risk Factors--Certain Risks Associated with the McNeil License Agreement." There can be no assurance that Algos will have any source of product revenue or that its operations will eventually generate sufficient revenues to achieve profitability. Algos has experienced losses since its inception and losses are continuing and are expected to continue. Therefore, Algos has a limited history upon which investors may base an evaluation of its likely performance. Algos' prospects must be considered in light of the potential problems, expenses, complications, and delays frequently encountered in connection with the formation of a new business and the development of new pharmaceutical products, including obtaining the necessary regulatory approvals, the utilization of unproven technology and the competitive market environment in which Algos plans to operate.

UNCERTAINTY ASSOCIATED WITH PRE-CLINICAL STUDIES AND CLINICAL TRIALS

   In order to receive regulatory approval to sell its products commercially, Algos must demonstrate in pre-clinical studies and clinical trials that its potential products are safe and effective in humans. Although the results of Algos' pre-clinical studies and clinical trials to date have been encouraging, the results of pre-clinical studies and clinical trials are not by themselves predictive of results that will be obtained from subsequent or more extensive trials. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products to the extent necessary to obtain regulatory approvals. Many pharmaceutical companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a product could delay or prevent regulatory approval of such product and could have a material adverse effect on Algos.

   The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in Algos' current trials or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on Algos. There can be no assurance that if clinical trials are completed Algos will be able to submit a New Drug Application or that any such application will be reviewed and approved by the United States Food and Drug Administration ("FDA") in a timely manner, or at all. See "Business--Government Regulation" in Algos' 1997 Annual Report on Form 10-K.

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GOVERNMENT REGULATION; NO ASSURANCE OF UNITED STATES OR FOREIGN REGULATORY
APPROVAL

   The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. Satisfaction of these requirements typically takes a number of years, varies substantially based upon the type, complexity and novelty of the pharmaceutical products and is subject to uncertainty. Government regulation also affects the manufacture and marketing of pharmaceutical products. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The FDA actively enforces regulations prohibiting marketing of products for non-indicated use. Failure to comply with applicable regulatory requirements can result in, among other things, government imposed fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent Algos from obtaining, or affect the timing of, future regulatory approvals. The effect of government regulation may be to delay marketing of Algos' new products for a considerable period of time, to impose costly procedures upon Algos' activities and to furnish a competitive advantage to larger companies that compete with Algos. There can be no assurance that FDA or other regulatory approval for any products developed by Algos will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of Algos' products and the ability to generate product revenue. Algos is also subject to certain United States Drug Enforcement Agency ("DEA") regulations including restrictions on storage, transportation and administration, for its narcotic products, that could limit the distribution and commercial usage of such products. Government regulation may increase at any time creating additional hurdles for Algos. The extent of potentially adverse government regulation which might arise from future legislation or administrative action cannot be predicted. See "Business--Government Regulation" in Algos' 1997 Annual Report on Form 10-K.

UNCERTAINTY OF MARKET ACCEPTANCE

   Even if regulatory approvals are obtained, uncertainty exists as to whether Algos' products will be accepted by the market. A number of factors may limit the market acceptance of Algos' products, including the timing of regulatory approvals and market entry relative to competitive products, the availability of alternative products, the price of Algos' products relative to alternative products, the availability of third-party reimbursement and the extent of marketing efforts by third-party distributors or agents retained by Algos. There can be no assurance of Algos' ability, or the length of time required, to achieve market acceptance of Algos' products. In addition, some of Algos' products contain narcotic ingredients that may require stringent record-keeping obligations, strict storage requirements and other limitations on such products' availability that could limit the distribution and commercial usage of such products.

NEED FOR ADDITIONAL FUNDS

   The amount and timing of Algos' expenditures will depend on the progress of its research and development, the cost and timing of regulatory approvals, the amount of spending on sales, marketing and distribution activities in connection with the possible commercialization of MorphiDex'TM', general market conditions, relationships with potential strategic partners, changes in the focus and direction of Algos' research and development programs, competitive and technological advances and other factors. Algos' cash requirements may vary materially from those now planned and no assurance can be given that development costs will not exceed the amounts budgeted for such purposes. Algos may require additional funding for its research and product development programs, operating expenses, regulatory clearances and sales and marketing expenses. Adequate funds for these purposes, whether obtained through financial markets or through collaborative or other arrangements with partners or from other sources, may not be available when needed or on terms acceptable to Algos. Insufficient funds may require Algos to delay, scale back or eliminate certain of its research, development or commercialization programs or to make arrangements with third parties to develop or commercialize products or technologies that Algos would otherwise seek to develop or commercialize itself. As a result, Algos may not be able to independently develop or commercialize any or all of the products described in its 1997 Annual Report on Form 10-K.

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LIMITED SALES AND MARKETING EXPERIENCE

   Algos intends to market and sell some or all of its products, if successfully developed and approved, through a direct sales force in the United States. Algos currently has limited marketing and sales staff, and has yet to establish any product distribution channels. In order to market its products directly, Algos must develop a sales force with technical expertise. There can be no assurance that Algos will be able to successfully establish a direct sales organization or distribution channels. Failure to establish a sales force capability in the United States may have a material adverse effect on Algos.

RELIANCE ON THIRD-PARTY MANUFACTURERS

   Algos currently uses, and expects to continue to use, outside contractors to manufacture drug supplies for its clinical trials. In addition, Algos currently intends to use outside contractors to manufacture products approved for sale, if any. There is no assurance that supplies from any such contractor will not be reduced or interrupted due to FDA and/or DEA regulatory requirements or other reasons. Such a reduction or interruption could have a material adverse effect on Algos' development and commercialization activities. Algos currently uses a single contract manufacturer for supplies of its most developmentally advanced product, MorphiDex'TM', and suppliers of raw materials are limited. The regulatory qualification of additional suppliers and/or manufacturers may require significant time and expense. In addition, the acquisition of narcotics as components of certain of Algos' products is subject to quota restrictions imposed and administered by the DEA. There is no assurance that Algos will be able to obtain its requested quantities of such narcotics.

DEPENDENCE ON QUALIFIED PERSONNEL

   Because of the specialized scientific nature of Algos' business, Algos is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. The loss of significant scientific and technical personnel or the failure to recruit additional key scientific and technical personnel could have a material adverse effect on Algos. While Algos has consulting agreements with certain key individuals and institutions and has employment agreements with its key executives, there can be no assurance that Algos will be successful in retaining such personnel or their services under existing agreements. The loss of John Lyle, Algos' Chief Executive Officer, could have a material adverse effect on Algos. Algos currently maintains a $6.0 million life insurance policy on Mr. Lyle. There is intense competition for qualified personnel in the areas of Algos' activities, and there can be no assurance that Algos will be able to continue to attract and retain the qualified personnel necessary for the development of its business.

UNCERTAIN ABILITY TO PROTECT PROPRIETARY TECHNOLOGY

   Algos' success, competitive position and amount of potential future income will depend in part on its ability to obtain patent protection relating to the technologies, processes and products it is developing and may develop in the future. Algos' policy is to seek patent protection and enforce intellectual property rights. No assurance can be given that any patent issued or licensed to Algos will provide protection against competitive products or otherwise be commercially viable. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain. Even issued patents may later be modified or revoked by the United States Patent and Trademark Office ("PTO") or in legal proceedings. Moreover, Algos believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws, and accordingly, its patent position may be stronger in the United States than abroad. In addition, foreign patents may be more difficult to protect and/or the remedies available may be less extensive than in the United States. Patent applications in the United States are maintained in secrecy until patents issue and, since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, Algos cannot be certain that it was the first creator of the inventions covered by pending patent applications or the first to file patent applications on such inventions. No assurance can be given that any of Algos' pending patent applications will be allowed, or if allowed, whether the scope of the claims allowed will be sufficient to protect Algos' products.

   Algos also expects to rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of Algos' products or know-how or require licensing and the payment of significant fees or royalties by Algos in order to produce its products. Moreover, there can be no assurance that Algos' technology does not infringe upon any valid claims of patents owned by others. If Algos were found to be infringing on a patent held by another, Algos might have to seek a license to use the patented technology. There can be no assurance that, if required, Algos would be able to obtain such a license on terms acceptable to Algos, if at all. If a legal action were to be brought against Algos or its licensors or licensees, Algos could incur substantial costs in defending itself, and there can be no assurance that such an action would be resolved in Algos' favor. If such a dispute were to be resolved against Algos, Algos could be subject to significant damages and the testing, manufacture or sale of one or more of Algos' technologies or proposed products, if developed, could be enjoined.

   No assurance can be given as to the degree of protection any patents will afford, whether patents will be issued or whether Algos will be able to avoid violating or infringing upon patents issued to others. Despite the use of confidentiality agreements and non-compete agreements, which themselves may be of limited effectiveness, it may be difficult for Algos to protect its trade secrets. See "Risk Factors--Dependence on Qualified Personnel."

UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT

   Algos' ability to commercialize its pain management products may depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and others. There can be no assurance that third-party insurance coverage will be adequate for Algos to establish and maintain price levels sufficient for realization of an appropriate return on its investment. Government, private insurers and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of Algos' products, the market acceptance of these products could be adversely affected.

LIMITED PRODUCT LIABILITY INSURANCE

   Algos will be exposed to potential product liability risks, which are inherent in the testing, manufacturing and marketing of human therapeutic products. Algos is contractually obligated under certain of its license agreements to indemnify the individuals and/or institutions from whom it has licensed the technology against claims relating to the manufacture and sale of the products to be sold by Algos. McNeil Consumer Products Company, however, has agreed to indemnify Algos for third party claims or suits resulting from the manufacture, use or sale of the products pursuant to the McNeil License Agreement. Algos' indemnification liability, as well as direct liability to consumers for any defects in the products sold, could expose Algos to substantial risk and losses. Algos currently carries certain liability insurance for its clinical trial activities but does not have product liability insurance covering commercial use of its products. Algos plans to purchase such product liability insurance as it deems appropriate prior to marketing its products. McNeil Consumer Products Company is required by the McNeil License Agreement to maintain product liability insurance and may sell insurance to cover its indemnification obligations to Algos. However, there can be no assurance that Algos will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities.

CERTAIN RISKS ASSOCIATED WITH THE MCNEIL LICENSE AGREEMENT

   The McNeil License Agreement extends until the later of the expiration of Algos' patent rights or ten years from the date of execution, provided that the McNeil License Agreement is terminable: (i) by either party in the event of a breach by the other party upon 90 days notice or upon certain events of bankruptcy; (ii) by McNeil Consumer Products Company, at any time upon 60 days notice; and (iii) by Algos upon certain other circumstances. Under certain circumstances, the McNeil License Agreement could terminate with respect to either acetaminophen or NSAID products without terminating with respect to the other category. In the event of a termination by McNeil Consumer Products Company, McNeil must pay all royalty payments and milestone payments due, if any, through the date of termination and the technology licensed by McNeil reverts to Algos. In such event, Algos retains the rights to the results of the two clinical studies funded by Algos, and McNeil Consumer Products Company retains the rights to the results of the clinical studies funded by it during the term of the McNeil License Agreement.

COMPETITION AND TECHNOLOGICAL CHANGES, UNCERTAINTY AND OBSOLESCENCE

   Algos' success will depend, in part, upon its ability to successfully achieve market share at the expense of existing and established products in Algos' target markets. Algos' products will be competing directly with the products of companies that are well-established and which may have a significantly higher degree of brand and name recognition and substantially more financial resources than those of Algos. Algos is also in competition with other pharmaceutical companies, hospitals, research organizations, individual scientists and non-profit organizations engaged in the development of new pharmaceuticals. Many of these companies and entities have greater research and development capacities, experience, recognition and marketing, financial and managerial resources than Algos and represent significant competition for Algos. Also, Algos' competitors may succeed in developing competing technologies and obtaining FDA approval for products more rapidly than Algos. There can be no assurance that developments by others will not render Algos' products or technologies non-competitive or obsolete.

CONCENTRATION OF OWNERSHIP

   Algos' directors and officers beneficially own approximately 24% of Algos common stock and two additional stockholders and related investors control approximately 17% of the common stock (assuming all warrants held by such entities are currently exercisable). As a result, these stockholders, if they acted together, would have the ability to influence significantly the election of Algos' directors as well as the management and policies of Algos. This concentration of ownership may have the effect of delaying or preventing a change of control of Algos.

POSSIBLE VOLATILITY OF STOCK PRICE

   The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of Algos common stock may prove to be highly volatile from a variety of variable influences. Announcements of technological innovations, regulatory matters or new commercial products by Algos or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential clinical results relating to products under development by Algos or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of pharmaceutical products, economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of Algos common stock. The timing and amount of Algos' development and commercialization expenditures are subject to significant uncertainties; operating results for any accounting period may not be indicative of expected results for future periods.

ABSENCE OF DIVIDENDS

   Algos has never declared or paid any cash dividends on its capital stock. Algos currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Algos' Board of Directors after taking into account various factors, including Algos' financial condition, operating results, current and anticipated cash needs and plans for expansion.

EFFECT OF ANTI-TAKEOVER PROVISIONS

   Algos' Amended and Restated Certificate of Incorporation provides for a classified Board of Directors and that members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the shares of capital stock of Algos entitled to vote. Algos' Amended and Restated Certificate of

Incorporation requires that any action required or permitted to be taken by stockholders of Algos must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board or the President of Algos or by the majority of the whole of the Board of Directors. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, preferred stock. Algos is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Algos from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder, " unless the business combination is approved in a prescribed manner. The application of these provisions could have the effect of delaying or preventing a change of control of Algos. Certain other provisions of Algos' Amended and Restated Certificate of Incorporation could also have the effect of delaying or preventing changes of control or management of Algos, which could adversely affect the market price of the common stock. See "Certain Provisions of Delaware Law and of Our Charter and By-Laws."

YEAR 2000

   A potential problem exists for all companies that rely on computers as the year 2000 approaches. Any of Algos' computer software applications and systems that use only the last two digits of a year to refer to a year may not properly recognize the year 2000. This phenomenon (the "Year 2000 Issue") could cause a disruption of operations, including, among other things, a temporary inability to engage in normal business activities.

   Algos is in the process of evaluating the impact of the Year 2000 Issue and currently believes that the financial and operational systems of Algos, as currently used, will function adequately with respect to the Year 2000 Issue given that Algos is not significantly reliant on its computer software applications and systems during its developmental stage. In addition, Algos has very limited information concerning the compliance status of its third party contractors. Algos' current third party contractors generally test Algos products and provide Algos with the results of those tests. Algos believes that any Year 2000 Issue for such third-party contractors would not be material, since many activities could be performed without the aid of a computer. As part of the commercialization of MorphiDex'TM', Algos intends to have third parties manufacture and distribute its products. Algos will evaluate each potential third party manufacturer's and distributor's readiness for the Year 2000 Issue and will reevaluate the Year 2000 Issue as it relates to Algos as part of its preparation for the commercialization of MorphiDex'TM'. Algos has filed a New Drug Application for MorphiDex'TM' and may make significant additions to and changes in its existing computer software applications and systems and/or the use of such systems in anticipation of the possible commercialization of MorphiDex'TM'. If Algos makes any such additions or changes, it would affect Algos' exposure to the Year 2000 Issue since Algos would become more reliant on its computer software applications and systems. Therefore, Algos' assessment of its Year 2000 Issue is not complete and Algos cannot complete its assessment or develop any contingency plans until mid-1999.

   At this time, Algos does not expect that the cost of its Year 2000 Issue compliance program will be material to its business, financial condition or results of operations and does not currently anticipate any material disruption in its operations. Algos has not incurred significant costs to date related to the Year 2000 Issue.

                                 USE OF PROCEEDS

   Algos will not receive any proceeds from the sale of the shares of common stock. Algos will receive proceeds from the exercise of any warrants to purchase common stock of Algos if and when such warrants are exercised. Unless we indicate otherwise in the applicable prospectus supplement, Algos intends to use the net proceeds from the exercise of any warrants to fund anticipated research, product development and commercialization activities and for working capital. Algos also intends to use such proceeds for other general corporate purposes, including the expansion of ongoing and scheduled preclinical studies and clinical trials or additional pre-clinical studies and clinical trials, if necessary, and the development of product line extensions and the initiation of development programs for Algos' next generation of pain management products for which Algos has not allocated any specific amounts. A portion of the net proceeds also may be used to acquire technology, licenses, or companies that complement the business of Algos, although currently there are no agreements or other arrangements regarding any such acquisitions by Algos. The amount and timing of such expenditures will depend on a number of factors, including progress of Algos' research and development programs, the number and breadth of these programs, the progress of the development and commercialization efforts of Algos, the ability of Algos to establish and maintain strategic alliances and licensing arrangements, competing technological and marketing developments, the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other proprietary rights, progress in the regulatory process, and other factors. Pending such uses, the net proceeds will be invested in interest bearing or income producing accounts.

                                 DIVIDEND POLICY

   Algos has never declared or paid any cash dividends on its capital stock. Algos currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Algos' Board of Directors after taking into account various factors, including Algos' financial condition, operating results, current and anticipated cash needs and plans for expansion.

       CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS

   Algos is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless such transaction was approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

   Algos' Amended and Restated By-Laws provides for a Board of Directors classified into three classes, with the directors elected at Algos' annual meetings. Directors in each class will be elected for three-year terms on a staggered basis. All directors elected to Algos' classified Board of Directors will serve until the election and qualification of their successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which such new position is assigned, and the person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. After classification of the Board of Directors, directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors.

   Algos' Amended and Restated By-Laws also provides that, for nomination to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of Algos. To be timely, a stockholder's notice generally must be delivered not less than sixty days nor more than ninety days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not later than the later of sixty days prior to the special meeting and ten days following the day on which public announcement of the meeting is first made by Algos. Only such business shall be conducted at a special meeting of stockholders as is brought before the meeting pursuant to Algos' notice of meeting. The notice by a stockholder must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about the nominee or a description of the proposed business to be brought before the meeting.

   Algos' Amended and Restated Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of Algos must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Special meetings may be called only by the Chairman of the Board or the President of Algos or by the majority of the whole Board of Directors.

   The Delaware General Corporate Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Algos' Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of Algos to amend or repeal any of the provisions discussed in this section entitled "Certain Provisions of Delaware Law and of Our Charter and By-Laws" relating to the Amended and Restated Certificate of Incorporation or to reduce the number of authorized shares of common stock and Preferred Stock. Such 66 2/3% vote is also required for any amendment to or repeal of Algos' Amended and Restated By-Laws by the stockholders. The Amended and Restated By-Laws may also be amended or repealed by a majority vote of the Board of Directors. Such 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might then be outstanding.

   The provisions of Algos' Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws discussed above could make more difficult or discourage a proxy contest or other change in the management of Algos or the acquisition or attempted acquisition of control by a holder of a substantial block of Algos' stock. It is possible that such provisions could make it more difficult to accomplish, or could deter, transactions which stockholders may otherwise consider to be in their best interests.

   As permitted by the Delaware General Corporate Law, Algos' Amended and Restated Certificate of Incorporation provides that directors of Algos shall not be personally liable to Algos or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to Algos and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporate Law or (iv) for any transaction from which the director derives an improper personal benefit.

   Algos' Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that Algos shall indemnify its directors and officers to the fullest extent permitted by Delaware law and advance expenses to such directors and officers to defend any action for which rights of indemnification are provided.

                            SELLING SECURITY HOLDERS

   The table on the following page sets forth information with respect to the beneficial ownership of common stock by each selling security holder as of the close of business on March 5, 1999, and the shares which may be offered by each from time to time hereby. Unless otherwise indicated, each person has sole voting and sole dispositive power with respect to all shares shown.

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
                                                          BENEFICIAL OWNERSHIP
                                                          --------------------
SELLING SECURITY               PRIOR TO THE OFFERING          NUMBER OF SHARES      NUMBER OF SHARES
HOLDERS                        ---------------------          OFFERED(2)             SOLD
-------                                                       ----------            ----
                               NUMBER         PERCENT(1)
                               ------         ---------
Biotech Target S.A.            1,250,000       7.1            1,250,000

EBC Zurich AG(3)               1,734,700       9.9            1,734,700

Josephthal & Co.               16,932          (4)            16,932
(formerly Josephthal
Lyon & Ross
Incorporated)

Robert Zelinka                 17,181          (4)            17,181

Peter James Larkworthy         830             (4)            830

Alexander Cotsalas             830             (4)            830

Robert T. McAleer              5727            (4)            5727

Deborah J. Nash                492             (4)            332

Philip L. Dodge                498             (4)            498

Timothy L. Jones               996             (4)            996

(1) Calculated as a fraction expressed as a percentage, the numerator of which is the sum of (a) the number of shares of common stock owned by each selling security holder prior to the offering plus (b) the number of warrant shares such selling security holder has a right to acquire and the denominator of which is the sum of (a) the total number of shares of common stock outstanding plus (b) the number of warrant shares such selling security holder has the right to acquire. In the case of Biotech Target S.A., this percentage takes into account shares issuable upon the exercise of a warrant that does not become exercisable until November 9, 1999.

(2) Algos has reserved 171,974 additional shares of its common stock for registration for additional selling security holders not indicated in this table.

(3) EBC Zurich AG has informed Algos that it has no present intention of selling shares pursuant to this registration statement but reserves the right to determine, from time to time, whether it wishes to sell shares pursuant to this registration statement.

(4) less than 1 percent

                              PLAN OF DISTRIBUTION

   The shares offered hereby may be sold from time to time to purchasers directly by any of the selling security holders or certain transferees or affiliates of such selling security holders. Alternatively, a selling security holder may from time to time offer the shares offered hereby through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holder and/or the purchasers of the shares for whom they act as agents. EBC Zurich AG has informed Algos that it has no present intention of selling shares pursuant to this registration statement but reserves the right to determine, from time to time, whether it wishes to sell shares pursuant to this registration statement.

   Sales of the shares offered hereby may be made on the Nasdaq National Market or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Such prices will be determined by the selling security holder or by agreement between the selling security holder and underwriters or dealers.

   The shares may be sold in or by:

   a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,


   purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

   an exchange distribution in accordance with the rules of such exchange,

   ordinary brokerage transactions and transactions in which the broker solicits purchases, and privately negotiated transactions.

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

   In effecting sales, brokers or dealers engaged by the selling security holder may arrange for other brokers or dealers to participate. A selling security holder also may, from time to time with the consent of Algos, authorize underwriters acting as its agent to offer and sell shares upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from a selling security holder in amounts to be negotiated. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them, and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

   In order to comply with certain state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares, except in accordance with applicable laws. In addition to, and without limiting the foregoing, each selling security holder and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by a selling security holder or any other person. All of the foregoing may affect the marketability of the shares.

   Pursuant to certain contractual obligations, Algos will pay all the fees and expenses incident to the registration of the shares, including those shares issuable upon the exercise of the warrants (other than underwriting discounts and commissions, if any, and a selling security holder's counsel fees and expenses, if any). In addition, Algos has agreed to maintain the effectiveness of the Registration Statement until November 9, 2003 (unless extended) or such shorter period that will terminate on the date as of which all securities registered hereunder have been sold or may be freely sold without registration under the Securities Act. Algos has agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act. In addition, each of the selling security holders has agreed to indemnify Algos against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

   Certain legal matters in connection with the offering will be passed upon for Algos by Latham & Watkins. Roger H. Kimmel, a director of Algos, is a partner of Latham & Watkins, and several trusts that have been established for the benefit of the Kimmel family own shares of the common stock. In addition, other partners of Latham & Watkins, in the aggregate, own less than 2.0% of the common stock.

                                     EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                ----------------

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========================================  ======================================

  NO DEALER, SALESPERSON, OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE
OFFERING MADE HEREBY, AND, IF GIVEN OR                   3,200,000
MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY ALGOS.
THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF AN        ALGOS PHARMACEUTICAL CORPORATION
OFFER TO BUY, ANY OF THE SECURITIES
OFFERED HEREBY IN ANY JURISDICTION TO
ANY PERSON TO WHOM IT IS UNLAWFUL TO
MAKE SUCH AN OFFER OR SOLICITATION IN                   Common Stock
SUCH JURISDICTION. NEITHER THE DELIVERY
OF THIS PROSPECTUS, NOR ANY SALE MADE
HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES
CREATE ANY IMPLICATION THAT THERE HAS
BEEN NO CHANGE IN THE AFFAIRS OF ALGOS
SINCE THE DATE HEREOF OR THAT THE
INFORMATION CONTAINED HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO THE DATES
AS OF WHICH SUCH INFORMATION IS FURNISHED.         -----------------------

                                                          PROSPECTUS

                                                   -----------------------

    ---------------------------
          TABLE OF CONTENTS
    ---------------------------

                                  PAGE
                                  ----
About This Prospectus................1
Where You Can Find More Information..1
Incorporation of Certain Documents
  by Reference.......................1
Forward-Looking Statements...........2
The Company..........................3
Private Placement....................4
Risk Factors.........................5
Development Stage of Algos;
  Continuing Losses; Uncertainty
  of Future Profitability............5                MARCH ____, 1999
Uncertainty Associated with
  Pre-Clinical Studies and
  Clinical Trials....................5
Government Regulation; No
  Assurance of United States or
  Foreign Regulatory Approval........6
Uncertainty of Market Acceptance.....6
Need for Additional Funds............6
Limited Sales and Marketing
  Experience.........................7
Reliance on Third-Party
  Manufacturers......................7
Dependence on Qualified Personnel....7
Uncertain Ability to Protect
  Proprietary Technology.............7
Uncertain Availability of Health
  Care Reimbursement.................8
Limited Product Liability Insurance..8
Certain Risks Associated with The
  McNeil License Agreement...........8
Competition and Technological
  Changes, Uncertainty and
  Obsolescence.......................9
Concentration of Ownership...........9
Possible Volatility of Stock Price...9
Absence of Dividends.................9
Effect of Anti-Takeover Provisions...9
Year 2000...........................10
Use of Proceeds.....................10
Dividend Policy.....................11
Certain Provisions of Delaware Law
  and of our Charter and By-Laws....11
Selling Security Holders............12
Plan of Distribution................13
Legal Matters.......................14
Experts.............................14

========================================  ======================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table itemizes the expenses incurred by the Registrant in connection with the issuance and registration of the common stock being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee...................................  $27,522.00
                                                         ----------
Printing and Engraving Expenses........................  $ 3,000.00
                                                         ----------
Legal Fees and Expenses (other than Blue Sky)..........  $41,000.00
                                                         ----------
Accounting Fees and Expenses...........................  $ 5,000.00
                                                         ----------
Nasdaq Listing Fees....................................  $17,500.00
                                                         ----------
Miscellaneous Expenses.................................  $ 2,000.00
                                                         ----------
  Total................................................  $96,022.00
                                                         ==========

   ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law (the "DGCL") and Article SEVENTH of the Amended and Restated Certificate of Incorporation provide for indemnification of Algos' directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Article SEVENTH provides that unless otherwise determined by the Board of Directors, Algos shall indemnify, to the full extent permitted by the laws of Delaware as from time to time in effect, the persons described in
Section 145 of the DGCL.

   The general effect of the provisions in Algos' Amended and Restated Certificate of Incorporation and the DGCL is to provide that Algos shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of Algos. With respect to legal proceedings by or in the right of Algos in which a director or officer is adjudged liable for improper performance of his duty to Algos or another enterprise for which such person served in a similar capacity at the request of Algos, indemnification is limited by such provisions to that amount which is permitted by the court.

ITEM 16.  EXHIBITS

   The following is a complete list of Exhibits filed as part of this Registration Statement.

EXHIBIT NO.  TITLE
-----------  -----
   1.1       Purchase and Registration Rights Agreement, dated as of November 9,
             1998, between Algos Pharmaceutical Corporation and Biotech Target
             S.A., a Panamanian corporation

   4.1       Warrant to Purchase 250,000 Shares of Common Stock of Algos
             Pharmaceutical Corporation, acquired by Biotech Target S.A., a
             Panamanian corporation, dated November 9, 1998

   5.1       Opinion of Latham & Watkins as to the validity of the Common
             Stock


  23.1       Consent of PricewaterhouseCoopers LLP

  23.3       Consent of Latham & Watkins (included in Exhibit 5.1)

  24         Power of Attorney



ITEM 17.  UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   The undersigned Registrant hereby further undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, State of New York, on the 10th day of March, 1999.


                                     ALGOS PHARMACEUTICAL CORPORATION


                                     By /s/  JOHN W. LYLE
                                        -----------------------------
                                        John W. Lyle
                                        President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                           TITLE                            DATE
----                           -----                            ----
     /s/ JOHN W. LYLE          President, Chief  Executive      March 10, 1999
---------------------------      Officer and Director
      (JOHN W. LYLE)

  /s/  DONALD G. DRAPKIN       Director                         March 10, 1999
---------------------------
    (DONALD G. DRAPKIN)

   /s/  JAMES R. LEDLEY        Assistant Secretary              March 10, 1999
---------------------------      and Director
    (JAMES R. LEDLEY)

 /s/  DIETER A. SULSER         Director                         March 10, 1999
---------------------------
   (DIETER A. SULSER)

    /s/ MICHAEL HYATT          Director                         March 10, 1999
---------------------------
     (MICHAEL HYATT)

    /s/ ROGER H. KIMMEL        Director                         March 10, 1999
---------------------------
    (ROGER H. KIMMEL)

     /s/ GARY ANTHONY          Chief Financial Officer          March 10, 1999
---------------------------
     (GARY ANTHONY)


EXHIBIT INDEX


EXHIBIT NO.  TITLE
----------   -----
   1.1       Purchase and Registration Rights Agreement, dated as of November 9,
             1998, between Algos Pharmaceutical Corporation and Biotech Target
             S.A., a Panamanian corporation

   4.1       Warrant to Purchase 250,000 Shares of Common Stock of Algos
             Pharmaceutical Corporation, acquired by Biotech Target S.A., a
             Panamanian corporation, dated November 9, 1998

   5.1       Opinion of Latham & Watkins as to the validity of the Common Stock

  23.1       Consent of PricewaterhouseCoopers LLP

  23.3       Consent of Latham & Watkins (included in Exhibit 5.1)

  24         Powers of Attorney

 ------------

                          STATEMENT OF DIFFERENCES
                          ------------------------

The trademark symbol shall be expressed as............................... 'TM'